Exhibit 99.1

Pacific Health Care Organization, Inc.,
Issues Correction to Previously Issued
Press Release Dated May 29, 2015

NEWPORT BEACH, California., May 29, 2015 (GLOBE NEWSWIRE) – Pacific Health Care Organization, Inc., (the “Company”) (OTCQB: PFHO), a specialty workers’ compensation managed care company providing a range of services primarily to California employers and claims administrators would like to make a correction to the press release previously issued by the Company on May 29, 2015.  The previously issued press release incorrectly reported that pursuant to its existing share repurchase program the Company had repurchased approximately 6 percent of the outstanding common stock of the Company.  The correct percentage is 0.6 percent.  This update does not change any of the other information contained in the press release.  When originally making the calculation, the Company inadvertently misplaced the decimal point.

About Pacific Health Care Organization, Inc.

The Company is a specialty workers’ compensation managed care company providing a range of services primarily to California employers and claims administrators.  Workers’ compensation costs continue to increase due to rising medical costs, inflation, fraud and other factors.  Medical and indemnity costs associated with workers’ compensation in the state of California are billions of dollars annually.  The Company’s focus goes beyond the medical cost of the claim, with the goal of reducing the entire cost of the claim, including medical, legal and administrative costs.  Through its wholly-owned subsidiaries, the Company provides a range of effective workers’ compensation cost containment services, including but not limited to, Health Care Organizations, Medical Provider Networks, HCO + MPN, Workers’ Compensation Carve-Outs, Utilization Review,  Medical Bill Review, Nurse Case Management and Lien Representation.

Pacific Health Care Organization, Inc.
1201 Dove Street, Suite 300
Newport Beach, California 92660
(949) 721-8272
Website:  http://www.pacifichealthcareorganization.com/
Contact:   Fred Odaka – CFO
Email:       fodaka@medexhco.com